Exhibit 99

MAPICS, INC.

Stock Option Disclosures

At September 30, 2003, we had stock options or shares of common stock outstanding under eight stock option plans and an employee stock purchase plan, described below.

The 1998 Long-Term Incentive Plan. The MAPICS, Inc. 1998 Long-Term Incentive Plan, or 1998 LTIP, allows us to issue up to 4,500,000 shares of common stock through various stock-based awards to our directors, officers, employees and consultants, including an additional 1,500,000 shares authorized in fiscal 2000 and an additional 1,000,000 shares authorized in fiscal 2002. The stock-based awards can be in the form of (a) incentive stock options, or ISOs, or non-qualified stock options; (b) stock appreciation rights; (c) performance units; (d) restricted stock; (e) dividend equivalents; and (f) other stock based awards. In general, the exercise price specified in the agreement relating to each ISO granted under the 1998 LTIP is required to be not less than the fair market value of the common stock as of the date of grant.

During fiscal 2001, fiscal 2002, and fiscal 2003, we granted 94,000, 3,610, and 230,000 shares of restricted stock to some of our employees under the 1998 LTIP. Restricted stock are shares of common stock that we granted outright without cost to the employee. The shares, however, are restricted in that they may not be sold or otherwise transferred by the employee until they vest, generally after the end of three years. If the employee is terminated prior to the vesting date for any reason other than death or retirement, the restricted stock generally will be forfeited and the restricted stock will be returned to us. After the shares have vested, they become unrestricted and may be transferred and sold like any other shares of common stock.

The Directors Plan. The MAPICS, Inc. 1998 Non-Employee Director Stock Option Plan allows us to issue non-qualified stock options to purchase up to 460,000 shares of common stock to eligible members of the board of directors who are neither our employees nor our officers, including an additional 150,000 shares authorized in fiscal 2002. In general, the exercise price specified in the agreement relating to each non-qualified stock option granted under the Directors Plan is required to be the fair market value of the common stock at the date of grant. Subject to specific provisions, stock options granted under the Directors Plan become exercisable in various increments over a period of one to four years, provided that the optionee has continuously served as a member of the board of directors through the vesting date. The stock options granted under the Directors Plan expire ten years from the date of grant.

The Directors Incentive Plan. The 1998 Non-Employee Directors Stock Incentive Plan provides for the issuance of common stock, deferred rights to receive common stock and non-qualified stock options to purchase up to 160,000 shares of common stock to eligible members of the board of directors who are neither our employees nor our officers, including an additional 100,000 shares authorized in fiscal 2002. During fiscal 2001, fiscal 2002, and fiscal 2003, we issued 12,033, 7,751 and 11,884 shares of common stock under the Directors Incentive Plan.

The 1987 Plan. Prior to its expiration on December 31, 1996, the Marcam Corporation 1987 Stock Plan allowed us to grant ISOs to our employees and non-qualified stock options and stock awards to our officers, employees and consultants. In general, the exercise price specified in the agreement relating to each ISO granted under the 1987 Plan was required to be not less than the fair market value of the common stock as of the date of grant. Subject to specific provisions, stock options granted under the 1987 Plan were fully exercisable on the date of grant or became exercisable thereafter in installments specified by the board of directors. The stock options granted under the 1987 Plan expire on dates specified by the board of directors not to exceed a period of ten years from the date of grant.

The 1994 Plan. Prior to its discontinuation in February 1998, the Marcam Corporation 1994 Stock Plan allowed us to grant ISOs to our employees and non-qualified stock options and stock awards to our officers, employees and consultants. In general, the exercise price specified in the agreement relating to each ISO granted under the 1994 Plan was required to be not less than the fair market value of the common stock as of the date of grant. The 1994 Plan required non-qualified stock options to be granted with an exercise price that was not less than the minimum legal consideration required under applicable state law. Subject to specific provisions, stock options granted under the 1994 Plan were fully exercisable on the date of grant or became exercisable after the date of grant in installments specified by the board of directors. The stock options granted under the 1994 Plan expire on dates specified by the board of directors not to exceed a period of ten years from the date of grant.

The 1992 Plan. The Frontstep Amended and Restated Non-Qualified Stock Option Plan for Key Employees was approved on February 18, 2003 in connection with the acquisition of Frontstep. The 1992 Plan provides that we are authorized to issue 238,974 shares of common stock to holders of options under a prior Frontstep plan. The options of the original Frontstep plan were converted based on the same conversion ratio used for the exchange of Frontstep stock into MAPICS common stock. No additional options will be granted under the 1992 Plan. Substantially all of the options under the 1992 Plan are fully vested and expire on the original scheduled expiration date or 90 days after the employee is no longer employed by us. Upon the surrender of the options, they are no longer available for reissuance.

The 1999 Plan. The Frontstep Second Amended and Restated 1999 Non-Qualified Stock Option Plan for Key Employees was approved on February 18, 2003 in connection with the acquisition of Frontstep. The 1999 Plan provides that we are authorized to issue 182,945 shares of common stock to holders of options under a prior Frontstep plan. The options of the original Frontstep plan were converted based on the same conversion ratio used for the exchange of Frontstep stock into MAPICS common stock. No additional options will be granted under the 1999 Plan. All options under the 1999 Plan are fully vested and expire on the original scheduled expiration date or 90 days after the employee is no longer employed by us. Upon the surrender of the options, they are no longer available for reissuance.

The Executive Plan. The Symix Non-Qualified Stock Options Plan for Key Executives was approved on February 18, 2003 in connection with the acquisition of Frontstep. The Executive Plan provides that we are authorized to issue 120,339 shares of common stock to holders of options under a prior Frontstep plan. The options of the original Frontstep plan were converted based on the same conversion ratio used for the exchange of Frontstep stock into MAPICS common stock. No additional options will be granted under the Executive Plan. All options under the Executive Plan are fully vested and expire on the original scheduled expiration date or 90 days after the employee is no longer employed by us. Upon the surrender of the options, they are no longer available for reissuance. During fiscal 2003, all of these options expired unexercised and were cancelled.

The 2000 ESPP. The MAPICS, Inc. 2000 Employee Stock Purchase Plan, or 2000 ESPP, was approved during fiscal 2000 and provides that we are authorized to issue up to 500,000 shares of common stock to our full-time employees, nearly all of whom are eligible to participate. The 2000 ESPP is a qualified plan under Section 423 of the Internal Revenue Code. Under the terms of the 2000 ESPP, employees, excluding those owning 5 percent or more of the common stock, can choose every six months to have up to 10 percent of their base and bonus earnings withheld to purchase common stock, subject to limitations. The purchase price of the common stock is 85 percent of the lower of its beginning-of-period or end-of-period market price.

Under the 2000 ESPP, we sold 118,485, 79,750 and 39,652 shares of common stock to employees during fiscal 2001, fiscal 2002 and fiscal 2003. At September 30, 2002 and 2003, we had available 301,765 and 262,113 shares for issuance under the 2000 ESPP. The 2000 ESPP expires on December 31, 2007.

Additional Stock Option Grants. During prior fiscal years, the board of directors authorized the issuance of stock options to purchase 25,260 shares of common stock, which we granted outside of the existing stock option plans. As of September 30, 2003, 13,695 of these options are still available for exercise.

Except for the look-back options issued under the 2000 ESPP, all stock options granted under our stock-based compensation plans, as well as those stock options granted outside our stock-based compensation plans, were granted at exercise prices not less than the fair market value of the common stock at the date of grant.

Option Grants As of September 30, 2003

The following table provides information regarding option grants to the named executive officers as a percentage of total options granted and total shares outstanding during fiscal 2001, fiscal 2002 and fiscal 2003.

	Fiscal 2001	Fiscal 2002	Fiscal 2003
Net grants during the period as a % of outstanding shares	4.4%	5.1%	4.1%
Grants to named executive officers (1) during the period as a % of total options granted	50.3%	23.8%	5.8%
Grants to named executive officers during the period as a % of outstanding shares	2.2%	1.2%	0.2%
Cumulative options held by named executive officers as a % of total options outstanding	22.8%	24.6%	24.5%

(1)	As defined in the captions “Proposal 1—Election of Directors—Director Compensation,” “Executive Compensation,” “Report of the Compensation Committee of the Board of Directors” and “Stock Performance Graphs” in the proxy statement or subsequent amendment referred to in Item 10 above.

Summary of Option Activity

As of September 30, 2003

The following table reflects the activity and historical weighted average exercise prices of our stock options for the indicated periods from October 1, 2001 through September 30, 2003.

	Number of Shares Under Options	Weighted Average Exercise Price($)
Outstandingat September 30, 2001	4,695,162	9.78
Granted	976,547	7.32
Exercised	(42,750)	4.05
Canceled/expired	(358,843)	11.46

Outstanding at September 30, 2002	5,270,116	9.25
Granted (1)	1,062,438	12.25
Exercised	(22,350)	4.11
Canceled/expired	(832,358)	14.28

Outstanding at September 30, 2003	5,477,846	9.12

(1)	Includes 542,258 options assumed as part of the Frontstep acquisition.

In-the-Money and Out-of-the-Money Option Information

	As of September 30, 2003
	Exercisable		Unexercisable		Total
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
In-the-Money	1,733,234	$6.65	1,719,750	$6.41	3,452,994	$6.53
Out-of-the-Money(1)	1,873,481	13.31	151,381	16.65	2,024,862	13.56

Total options outstanding	3,606,715	10.11	1,871,131	7.24	5,477,856	9.12

(1)	Out-of-the-Money options are those options with an exercise price equal or above the closing price of $9.82 at September 30, 2003.

Option Grants to Named Executive Officers

Year to Date, As of September 30, 2003

The following table provides information with regard to stock option grants during fiscal 2003 to the named executive officers pursuant to our 1998 LTIP during fiscal 2003. All options identified become exercisable at the rate of 50% per year beginning on the first anniversary of the grant date. All options expire ten years from the date of grant.

Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Richard C. Cook	15,000	1.58%	$7.15	12/08/12	$67,449	$170,929
Peter E. Reilly	15,000	1.58	7.15	12/08/12	67,449	170,929
Michael J. Casey	15,000	1.58	7.15	12/08/12	67,449	170,929
Martin D. Avallone	10,000	1.05	7.15	12/08/12	44,966	113,953

Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the common stock over the term of the options. The numbers shown in these two columns are calculated based on Securities and Exchange Commission rules and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings depend on the timing of such exercises and the future performance of the common stock. We do not guarantee that the rates of appreciation assumed in these two columns can be achieved or that the amounts reflected will be received by the named executive officers. The two columns do not take into account any appreciation of the price of the common stock from the date of grant to the current date.

Aggregated Option Exercises and Remaining Option Values

Year to Date, As of September 30, 2003

The following table sets forth information regarding:

•	the number of shares of common stock received upon any exercise of options by the named executive officers during fiscal 2003;
•	the net value realized upon any exercise (the difference between the option exercise price and the sale price);
•	the number of unexercised options held at September 30, 2003; and
•	the aggregate dollar value of unexercised options held at September 30, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at September 30, 2003(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at September 30, 2003($) Exercisable/Unexercisable
Richard C. Cook	—	—	480,850/146,250	$1,141,298/$474,188
Peter E. Reilly	—	—	183,750/101,250	831,138/374,438
Michael J. Casey	—	—	112,500/152,500	375,250/481,800
Martin D. Avallone	—	—	123,950/43,750	162,745/139,145

Equity Compensation Plan Information

The following table gives information about the common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of September 30, 2003.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders:

MAPICS, Inc. Amended and Restated 1998 Long-Term Incentive Plan	3,725,726		$8.46	1,628,664

MAPICS, Inc. Amended and Restated 1998 Non-Employee Directors Stock Option Plan	275,250		$9.70	184,000

MAPICS, Inc. Amended and Restated 1998 Non-Employee Directors Stock Incentive Plan	49,791	(1)	$4.43	71,918
Marcam Corporation 1987 Stock Plan	84,947		$7.69	—
Marcam Corporation 1994 Stock Plan	1,145,029		$9.76	—

Frontstep, Inc. Non-Qualified Stock Option Plan for Key Employees (1992)	110,460		$16.84	—

Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Executives	—		$—	—

Frontstep, Inc. 1999 Non-Qualified Stock Option Plan for Key Employees	72,948		$14.64	—
MAPICS, Inc. 2000 Employee Stock Purchase Plan	N/A		N/A	262,113

Equity Compensation Plans Not Approved by Shareholders	13,695		$7.88	—

Total	5,477,846			2,146,695

(1)	The amount shown includes 26,259 rights to deferred shares.

In connection with our 1992 acquisition of Bryce Business Systems, we issued options to acquire a total 24,060 shares of our common stock to the owners of Bryce. The issuance of the options and related option shares was approved by our board of directors but was not required to be submitted to our shareholders for approval. Options for 10,365 of those shares were granted on October 1, 1992 at an exercise price of $15.39 per share and expired on September 30, 2002 unexercised. Options for the remaining 13,695 shares were granted on August 29, 1995 at an exercise price of $7.88 per share. These options are fully vested, and the underlying shares remain available for issuance if the options are exercised.